As filed with the Securities and Exchange Commission on May 16, 2011

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENBRIDGE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	39-1715850
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1100 Louisiana

Suite 3300

Houston, TX 77002

(Address of principal executive offices and zip code)

(713) 821-2000

(Registrant’s telephone number, including area code)

Chris Kaitson

1100 Louisiana, Suite 3300

Houston, Texas 77002

(713) 821-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura J. McMahon

Fulbright & Jaworski L.L.P.

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5151

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Class A Common Units (1)	$500,000,000	$500,000,000	$58,050

(1)	An indeterminate number of Class A common units may be issued from time to time at indeterminate prices, with an aggregate offering price not to exceed $500,000,000.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act 1933.
(3)	Paid herewith.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

$500,000,000

ENBRIDGE ENERGY PARTNERS, L.P.

Class A Common Units

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

You should read carefully this prospectus and any prospectus supplement before you invest. You also should read the documents we have referred you to in the “Available Information” section of this prospectus for information on us and for our financial statements.

The Class A common units are listed on the New York Stock Exchange under the symbol “EEP.” On May 13, 2011, the last reported sale price of our Class A common units on the New York Stock Exchange was $31.43 per unit.

Investing in our Class A common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors beginning on page 4 of this prospectus and in any applicable prospectus supplement before you make an investment in our Class A common units.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2011.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these Class A common units in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, sell the Class A common units described in this prospectus in one or more offerings up to a dollar amount of proceeds of $500,000,000. This prospectus provides you with a general description of the Class A common units that may be offered by us. Each time we sell Class A common units, we will provide you with this prospectus, and, in certain cases, a prospectus supplement. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Information by Reference.”

As used in this prospectus, “we,” “us,” “our,” and “Enbridge Partners” means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company, Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as “Enbridge Energy Company.” “Enbridge Inc.” refers to Enbridge  Inc. of Canada, which is the indirect owner of our general partner.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com . Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Enbridge Partners, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the applicable offering under this prospectus and any prospectus supplement is terminated, in each case other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934, as amended, and is not incorporated in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 18, 2011;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on April 29, 2011;

•	Our Current Reports on Form 8-K filed with the SEC on January 14, 2011, January 19, 2011, January 28, 2011, April 25, 2011, April 29, 2011 and May 13, 2011;

•

The description of the Class A common units contained in our Registration Statement on Form 8-A, filed with the SEC on November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed with the SEC on December 9, 1991, Amendment No. 2 on Form 8-A/A, filed with the SEC on May 2, 1997, Amendment No. 3 on Form 8-A/A, filed with the SEC on August 8, 2001, and Amendment No. 4 on Form 8-A/A, filed with the SEC on May 7, 2003.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

866-EEP-INFO or 866-337-4636 or

713-821-2000

eep@enbridge.com

ENBRIDGE ENERGY PARTNERS, L.P.

We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol “EEP.” We were formed in 1991 by our general partner, Enbridge Energy Company, to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America.

Enbridge Management is a Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of all our i-units, a special class of limited partner interests.

Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units and i-units. All of our Class B common units are owned by our general partner. The Class A common units and Class B common units are collectively referred to in this prospectus as “common units.”

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

RISK FACTORS

Before you make a decision to invest in our securities, you should be aware that such an investment involves various risks, uncertainties and factors including those described in this prospectus or any prospectus supplement and the documents we have incorporated by reference. If any of those risks actually occurs, our business, financial condition, results of operations or cash flows could be materially adversely affected. We also urge you to consider carefully the discussion of risk factors in this prospectus and any prospectus supplement under the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” and in our other current filings with the SEC under the Securities Exchange Act of 1934, as amended, particularly under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus and any prospectus supplement.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy,” “could,” “should” or “will” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•

demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or “NGLs” in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

•	throughput levels and rates;

•	changes in, or challenges to, our tariff rates;

•	our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•	service interruptions in our liquids or natural gas systems;

•

disruptions, cutbacks or shutdowns on the supply and/or demand side of our businesses, including crude oil, natural gas and natural gas liquids producers, refineries, petrochemical plants, utilities, or other businesses for which we transport crude oil, natural gas or natural gas liquids;

•	changes in laws or regulations to which we are subject;

•	our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

•

delays or cancellations of our planned capital projects due to our inability to access the credit and capital markets on reasonable terms to obtain funding for such capital projects as a result of poor economic conditions;

•	loss of key personnel;

•	the effects of competition, in particular, by other pipeline systems;

•	hazards and operating risks that may not be covered fully by insurance;

•	the condition of the credit and capital markets in the United States;

•	the political and economic stability of the oil producing nations of the world; and

•	general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in our Annual Reports on Form 10-K, and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

USE OF PROCEEDS

Unless we inform you otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of Class A common units for general purposes of the Partnership. This may include, among other things, the repayment of a portion of our outstanding commercial paper or any credit facility borrowings that we used to finance a portion of our capital expansion projects or acquisitions. A portion of the net proceeds from the sale of Class A common units may be invested temporarily in short-term investment grade securities pending their use for such purposes.

PLAN OF DISTRIBUTION

We may use this prospectus, any accompanying prospectus supplement and any related free writing prospectus to sell the Class A common units from time to time in one or more transactions as follows: (1) through agents, (2) through underwriters or dealers, (3) directly to one or more purchasers, (4) pursuant to delayed delivery contracts or forward contracts, (5) through a combination of these methods or (6) through any other method permitted by applicable law.

By Agents

Class A common units may be sold, from time to time, through agents designated by us. Unless otherwise indicated in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

If underwriters are used in the sale, the Class A common units of the series offered will be acquired by the underwriters for their own account. The underwriters may resell the Class A common units in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of resale. The obligations of the underwriters to purchase the Class A common units of the series offered will be subject to certain conditions. The underwriters will be obligated to purchase all the Class A common units of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we utilize a dealer in the sale, we will sell the Class A common units to the dealer, as principal. The dealer may then resell the Class A common units to the public at varying prices to be determined by the dealer at the time of resale.

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell Class A common units through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell Class A common units on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The agreement will provide that any Class A common units sold will be sold at prices related to the then prevailing market prices for such securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of Class A common units. The terms of each such agreement will be set forth in more detail in the applicable prospectus supplement and any related free writing prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain, or otherwise affect the price of Class A common units. We will describe any such activities in the prospectus supplement or any related free writing prospectus relating to the transaction.

Direct Sales

Class A common units may also be sold directly by us from time to time. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery Contracts or Forward Contracts

If indicated in the prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers to purchase Class A common units from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts or forward contracts providing for payment or delivery on a specified date in the future at prices determined as described in the prospectus supplement. Such contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the Class A common units may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts or commissions received by them from us and any profit on the resale of the Class A common units by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation will be described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make because of those liabilities.

Underwriters, dealers and agents or their affiliates may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

Generally, our Class A common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units, i-units and our general partner interest in and to cash distributions, see “Cash Distribution Policy” in this prospectus.

Class A common units may be held in “street name” or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, and the beneficial owner’s rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

Number of Class A Common Units

As of May 13, 2011, we had 211,133,404 Class A common units outstanding. Our partnership agreement does not limit the number of common units we may issue.

Transfer Agent and Registrar

Duties

BNY Mellon Shareowner Services is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. Class A common unitholders will not be charged for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

Resignation or Removal

The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

By executing and delivering a transfer application, the transferee of Class A common units:

•	becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;

•	automatically requests admission as a substituted limited partner;

•	agrees to be bound by the terms and conditions of and executes our partnership agreement;

•	represents that such transferee has capacity and authority to enter into our partnership agreement;

•	grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and

•	makes the consents and waivers contained in our partnership agreement.

An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Other Classes of Limited Partner Interests

In addition to our Class A common units, as of May 13, 2011, we had 7,825,500 Class B common units outstanding and approximately 36,410,356 i-units outstanding. Our outstanding Class B common units are held entirely by our general partner and have rights similar to our Class A common units, but are not currently listed for trading on the New York Stock Exchange. Our outstanding i-units are a separate class of our limited partner interests, all of which are owned by Enbridge Management and are not publicly traded. We have no other units outstanding.

Summary of Partnership Agreement

Below is a brief summary of important provisions of our partnership agreement, the discussion of which is qualified in its entirety by reference to our Fourth Amended and Restated Agreement of Limited Partnership, as amended, which is incorporated herein by reference. This summary includes a description of the power and authority of our general partner as set forth in our partnership agreement. Under a delegation of control agreement, our general partner has delegated substantially all of its power and authority to manage our business and affairs to Enbridge Management. This summary does not distinguish between the power and authority that has been delegated to Enbridge Management and that which has been retained by our general partner. In this summary, we refer to our common units and i-units collectively as “units.”

Issuance of Additional Securities. Our partnership agreement authorizes us to issue an unlimited number of additional units and other equity and debt securities, which we refer to collectively as “partnership securities,” as well as rights and options to buy partnership securities, in each case for such consideration and on such terms and conditions established by our general partner in its sole discretion, without the approval of the unitholders. Any such additional partnership securities may be senior to the existing partnership securities. In accordance with Delaware law and the provisions of our partnership agreement, any such additional partnership securities may, in the sole discretion of our general partner, have special voting rights to which the existing units are not entitled.

We may fund acquisitions through the issuance of additional partnership interests, including units or other equity securities. Holders of any additional partnership interests we issue may be entitled to share with the then-existing holders of units in our distributions of available cash. In addition, any issuance of additional partnership securities may dilute the interests of the then-existing holders of units.

With certain exceptions, upon issuance of additional partnership securities, our general partner will be required to make additional capital contributions to the extent necessary to maintain its 2.0% general partner interest in us. Except for our general partner’s right to maintain its 2.0% general partner interest, no unitholder will have any preemptive right related to additional capital contributions or the issuance or sale of partnership securities by us.

Amendments to Our Partnership Agreement. Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that would require the approval of our limited partners must be approved by the holders of at least 66 2/3 % of our outstanding units, and any amendment that would have a material adverse effect on the holders of any class of units will require the approval of at least 66 2/3 % of the holders of such class of units. Subject to these requirements, our general partner may make amendments to the partnership agreement without unitholder approval to reflect:

•	a change in our name, the location of our principal place of business or our registered agent or office;

•	the admission, substitution, withdrawal or removal of partners;

•

a change to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability or to ensure that neither we nor our operating partnership will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that, in the sole discretion of our general partner, does not adversely affect our limited partners in any material respect;

•

a change to (A) satisfy any requirements, conditions or guidelines contained in any opinion, interpretive release, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (B) facilitate the trading of common units or comply with any rule, regulation, interpretive release, guideline or requirement of any national securities exchange on which the common units are or will be listed for trading, or (C) that is required to effect the intent of, or that is otherwise contemplated by, our partnership agreement;

•

an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that our general partner determines in its sole discretion is necessary or appropriate in connection with the authorization or issuance of any class or series of units;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement; and

•	any other amendment substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner. Our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice to the limited partners as long as the withdrawal will not constitute a violation of our partnership agreement. Further, in case of a voluntary withdrawal that does not violate our partnership agreement, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest or to convert its general partner interest into Class A common units.

Prior to the effective date of the voluntary withdrawal of our general partner, the holders of a majority of our outstanding units, excluding the common units held by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, may elect a successor to our general partner. If a successor is not elected prior to the withdrawal of our general partner, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after the effective date of withdrawal, the holders of a majority of our outstanding units agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of (A) the holders of at least 66 2/3% of the outstanding common units, excluding units owned by our general partner and its affiliates, voting together as a separate class, and (B) the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class, and we receive an opinion of counsel regarding certain limited liability and tax matters. In addition, if the limited partners act to remove our general partner by such a vote, the action must provide for the election and succession of a new general partner. In addition, if our general partner is removed under circumstances where cause does not exist, our general partner will have the option to receive cash from the successor general partner in exchange for its general partner interest or to convert its general partner interest into Class A common units. “Cause” is narrowly defined to mean that a court of competent jurisdiction has entered a final, non appealable judgment finding our general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner.

Transfer or Convert Partner Interest. Our partnership agreement allows our general partner to transfer its general partner interest without the approval of unitholders to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. Our partnership agreement permits other transfers of the general partner interest only if the transfer is approved by the vote of (A) holders of at least 66 2/3 % of the outstanding units, excluding common units owned by our general partner and its affiliates and the number of i-units that equal the number of listed shares and voting shares of Enbridge Management held by our general partner and its affiliates, voting as a separate class and (B) holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class. The transferee of the general partner interest must generally assume the rights and duties of our general partner, and we must receive an opinion of counsel regarding certain limited liability and tax matters. Our general partner may also transfer, in whole or in part, any common units it owns without the approval of unitholders.

Limited Call Right. If at any time less than 15% of the aggregate number of outstanding listed shares of Enbridge Management plus the aggregate number of our outstanding common units are held by persons other than our general partner, Enbridge Inc. and their respective affiliates, our general partner will have the right, in its sole discretion, to acquire all, but not less than all, of the common units then outstanding at a price no less than the average current market price (as of the date five days prior to the date a notice of election to purchase is delivered to the transfer agent), but only if Enbridge Inc. elects to purchase all, but not less than all, of the outstanding listed shares of Enbridge Management that are not held by the Enbridge Inc. and its affiliates. As a consequence, a holder of common units may be required to sell its common units at an undesirable time or price. Our general partner may assign this purchase right to any of its affiliates or us.

Indemnification. Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their respective officers, directors, employees, partners, agents and trustees to the fullest extent permitted by law, from and against all losses, claims, damages, fines or settlements and related expenses any of them may suffer by reason of their status as general partner or any of its affiliates or an officer, director, employee, partner, agent or trustee of our general partner or any of its affiliates, so long as the person seeking indemnity acted in good faith and in a manner that such person believed to be in, or not opposed to, our best interest. Any indemnification under these provisions will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons acting on our behalf, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Limited Liability. Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his units plus his share of any undistributed profits and assets. If it were determined, however, that the right or exercise of the right by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve certain amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under Delaware law, to the same extent as our general partner. This liability would extend to persons who transact business with us and who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we are not aware of any precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if after the distribution all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of our partnership, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to our partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from our partnership agreement.

Our subsidiaries currently conduct business in a number of states. To maintain our limited liability as the holder of limited partner interests and limited liability company membership interests in our subsidiaries, we may be required to comply with legal requirements in the jurisdictions in which our subsidiaries conduct business, including qualifying our subsidiaries to do business in such jurisdictions. Limitations on the liability of limited partners for the obligations of a limited partnership or liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If it were determined that we were, by virtue of our limited partner interests or membership interests in our subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that our right or the exercise of our right to remove or replace our subsidiaries’ general partner or managing member, to approve amendments to our subsidiaries’ partnership agreements or limited liability company agreements, or to take other action under our subsidiaries’ partnership agreements constituted “participation in the control” of our subsidiaries’ business for purposes of the statutes of any relevant jurisdiction, then we could be held personally liable for our subsidiaries’ obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner as our general partner considers reasonable and necessary or appropriate to preserve our limited liability.

Meetings. Unitholders or assignees who are record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, shall be voted by our general partner at the written direction of the record holder. Absent direction of this kind, the units will not be voted, except that, in the case of units held by our general partner on behalf of non-citizen assignees, our general partner shall distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of not less than the number of units as would be necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of 66 2/3 % of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a majority of the units, in which case the quorum shall be a majority of such units.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption. If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property in which we have an interest because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by any of these limited partners or assignees at the units’ current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or if our general partner determines after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Voting Rights. The following is a summary of the approval requirements for certain important matters offered to us and our unitholders:

Matter	Approval Requirement
Issuance of additional partnership securities	No approval requirement. Please read “—Issuance of Additional Securities.”

Amendment of our partnership agreement

Any amendment that would have a material adverse effect on the holders of any class of units requires the approval of at least 66 2/3 % of the holders of such class of units. Certain other amendments may be made by our general partner without the approval of holders of our units. Please read “—Amendments to Our Partnership Agreement.”

Merger or consolidation of our partnership

Approval of the holders of 66 2/3% of outstanding units, voting together as a single class, unless a greater percentage or a separate class vote is required by our partnership agreement or Delaware law.

Sale of all or substantially all of our assets	Approval of the holders of a majority of outstanding units, voting together as a single class.

Dissolution of our partnership	Approval of the holders of 66 2/3% of outstanding units, voting together as a single class.

Transfer by our general partner of its general partner interest and admission of a successor

Approval of:

•  the holders of at least 66 2/3% of the outstanding common units, excluding common units owned by our general partner and its affiliates, voting together as a separate class; and

•  the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

Removal of our general partner and approval of successor general partner

Approval of:

•  the holders of at least 66 2/3% of the outstanding common units, excluding units owned by our general partner and its affiliates, voting together as a separate class; and

•  the holders of at least a majority of the outstanding i-units, excluding the number of i-units corresponding to listed shares and voting shares of Enbridge Management owned by our general partner and its affiliates, voting as a separate class.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General

Our partnership agreement requires us to distribute all of our “available cash” within 45 days after the end of each quarter to unitholders of record on the applicable record date. Certain of our unitholders receive distributions in-kind in lieu of cash distributions. The cash equivalent of such in kind distributions are retained for use in our operations. Please see “Cash and In-Kind Distributions.”

Definition of Available Cash

Available cash is defined in our partnership agreement, and it generally means, for any calendar quarter, the sum of all cash we receive from all sources for such calendar quarter, plus net reductions to cash reserves established in prior calendar quarters, less the sum of:

•	all of our cash disbursements during such calendar quarter; and

•	the amount of cash reserves established by our general partner to:

—	provide for the proper conduct of our business (including reserves for possible rate refunds or future capital expenditures);

—	provide funds for distributions with respect to any of the next four calendar quarters; and

—	comply with applicable law, any of our debt instruments or other agreements.

Each quarter our general partner may, in its reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Enbridge Energy Company.

Limitations on Our Ability to Distribute Available Cash

Our credit facilities consist of our Second Amended and Restated Credit Agreement, dated April 4, 2007 with Bank of America, N.A. as administrative agent and an unsecured senior revolving credit agreement dated August 26, 2010 with Royal Bank of Canada as administrative agent. The two credit agreements are collectively referred to as the Credit Facilities. Our Credit Facilities contain covenants requiring us to maintain certain financial ratios. We are prohibited from making any distributions to unitholders if a designated default, or an event of default, exists, under our Credit Facility, unless the distribution was declared when no such default or event of default existed and is made when we have no knowledge that the maturity of the Credit Facility has been accelerated by its terms. In addition, under the terms of the indenture governing our 8.05% fixed/floating rate, unsecured, long-term junior subordinated notes due 2067, we are generally prohibited from making any distributions to unitholders during a period in which we have elected to defer interest payments on such junior notes.

Cash and In-Kind Distributions

Distributions on Our General Partner Interest and Our Common Units. Quarterly distributions of available cash paid in respect of our general partner interest and our common units will be paid in cash.

Distributions on Our I-Units. In lieu of receiving quarterly cash distributions, the number of i-units held by Enbridge Management will increase automatically each quarter under the provisions of our partnership agreement in an amount equal to:

•	the cash distribution per unit we pay on our common units for such quarter;

divided by

•

the average of the per unit closing prices for Enbridge Management’s listed shares on the New York Stock Exchange for the 10-trading day period ending on the trading day immediately preceding the ex-dividend date for such shares;

multiplied by

•	the number of i-units held by Enbridge Management on the record date for such quarter.

Cash from Operations and Cash from Interim Capital Transactions

General

All cash distributed to our unitholders will be characterized as either distributions of “cash from operations” or distributions of “cash from interim capital transactions.” As described below under “—General Procedures for Quarterly Distributions—Distributions of Available Cash from Operations” and “—Distributions of Available Cash from Interim Capital Transactions,” our partnership agreement requires that we distribute cash from operations differently than cash from interim capital transactions.

Definition of Cash from Operations

Cash from operations, which is determined on a cumulative basis, generally means:

•	the $54 million cash balance that we had on the closing date of our initial public offering in 1991; plus

•	all cash receipts from operations; less

•	all cash operating expenditures, including maintenance capital expenditures; less

•	all cash debt service payments, except for certain payments of premium and principal in connection with sales or other dispositions of assets or refinancing or refunding of indebtedness; less

•

the amount of cash reserves that Enbridge Management deems necessary or appropriate to provide funds for the expenditures and payments described above and distributions to partners over the next four calendar quarters.

Cash from Interim Capital Transactions

Generally, cash from interim capital transactions is generated by:

•	borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

•	sales of units or other equity interests for cash; and

•	sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Characterization of Cash Distributions

We will treat all available cash distributed as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and the general partner in respect of its general partner interest, as well as the number of additional i-units, that the respective holders of such units will own in lieu of receiving cash distributions:

•	first, Enbridge Management will determine the amount of available cash for the quarter;

•	second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

•

third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Available Cash from Operations.” If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Available Cash from Interim Capital Transactions.” As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and the owners of common units, and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the additional i-units it will own following the distribution of cash to the general partner and owners of common units (as described in “ fifth” below) and the number of additional shares Enbridge Management will distribute to its shareholders.

•

fourth, Enbridge Management will divide the total cash equivalent amount as discussed in “third” above by (1) the average closing price per listed share, as determined for the 10-day trading period ending on the trading day immediately prior to the ex-dividend date for its listed shares, to determine the number of additional i-units it will own following the distribution of cash to the general partner and the owners of common units, and (2) the average closing price per common unit of the Class A common units, as determined for the 10-day trading period ending on the trading day immediately prior to the ex-dividend date for the Class A common units, following the distribution of cash to the general partner and owners of common units described in “ fifth” below; and

•

fifth, Enbridge Management will cause us to make the cash distributions to the general partner and the owners of common units, and the number of i-units Enbridge Management owns will increase under the provisions of the partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its listed shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its shareholders.

The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner.

Distributions of Available Cash from Operations

Subject to certain adjustments for any arrearages as described in our partnership agreement, we will distribute or retain cash from operations for each quarter as follows:

•

first, 98% in respect of the common units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed or retained in respect of each unit, as applicable, an amount of cash equal to $0.295 per unit for that quarter;

•

second, 85% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 15% in respect of the general partner interest until we have distributed or retained in respect of each unit, as applicable, an amount of cash equal to $0.35 per unit for that quarter;

•

third, 75% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 25% in respect of the general partner interest until we have distributed or retained in respect of each unit, as applicable, an amount of cash equal to $0.495 per unit for that quarter; and

•	fourth, 50% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 50% in respect of the general partner interest.

We will distribute cash from operations in respect of common units and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Distributions of Available Cash from Interim Capital Transactions

We will distribute or retain cash from interim capital transactions as follows:

•

first, 98% in respect of common units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $10.75; and

•

thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the minimum quarterly and target distributions will have been reduced to zero, as described below under “—Adjustment of the Minimum Quarterly and Target Distributions,” the general partner’s share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

Notwithstanding the foregoing, if the minimum quarterly and target distributions have been reduced to zero as a result of distributions of cash from interim capital transactions and the Class A common unitholders have ever failed to receive the minimum quarterly distribution, distributions and retentions of cash from interim capital transactions will first be made 98% in respect of Class A common units and i-units, pro rata, and 2% in respect of the general partner interest until we have distributed in respect of each Class A common unit issued in our initial public offering, cash from operations since our inception together with current distributions of cash from interim capital transactions in an aggregate amount equal to the minimum quarterly distribution for all periods since our inception. To date, the holders of the common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

We will distribute cash from interim capital transactions in respect of common units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (A) the cash from operations retained in respect of the i-units described above by (B) 98%.

Adjustment of the Minimum Quarterly and Target Distributions

The minimum quarterly and target distributions will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $10.75 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly and target distributions each will have been reduced to zero.

For example, if a two-for-one split of the common units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management’s ownership of additional i-units after each distribution on the common units of available cash from operations or interim capital transactions or the issuance of additional units for cash or property.

The minimum quarterly and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a fraction) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management’s shares or the holders of its shares have voted to approve such liquidation.

Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•

second, to all partners in accordance with the positive balances in their respective capital accounts as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

Manner of Capital Account Adjustment for Gain or Loss Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation. If we are liquidated, it is intended that, to the extent available, Enbridge Management will be allocated income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. The manner of the adjustment to capital accounts for gain and loss upon liquidation is set forth in our partnership agreement and summarized below.

Generally, we will allocate any income or gain to the partners in the following manner:

•

first, to our general partner in respect of its general partner interest and the owners of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•	second, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit; and

•

thereafter, among the owners of the common units and i-units, as limited partners on a per unit basis, and our general partner, in a manner that is intended, if possible, to provide the limited partners and general partner with balances in their respective capital accounts that approximates what they would receive in a hypothetical liquidation if the remaining gain were allocated to (A) cure any arrearages as described in our partnership agreement and (B) increase the capital accounts of each of the owners of the common units and i-units by the amount of the difference between their actual, historical quarterly cash distributions and the various target distribution levels described above with respect to cash distributions.

As a result, after each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management’s ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

Any deduction or loss generally will be allocated:

•

first, to the owners of the common units or to the owners of the i-units, as applicable, until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

•	second, in proportion to the positive balances in the partners’ capital accounts until all the balances are reduced to zero; and

•	thereafter, to the general partner.

MATERIAL TAX CONSEQUENCES

This section discusses the material tax consequences that may be relevant to prospective unitholders with respect to the ownership or disposition of Class A common units. This discussion focuses on the federal income tax consequences to holders of Class A common units who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other holders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds.

This section does not discuss all the federal, state, local and foreign tax matters affecting us or prospective holders of Class A common units. Accordingly, we urge each prospective holder of Class A common units to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of Class A common units.

The federal income tax matters affecting us and prospective holders of Class A common units discussed in this section are based on current provisions of the Internal Revenue Code, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Future legislative or administrative changes or court decisions in these authorities may cause the federal income tax consequences of the ownership and disposition of Class A common units to vary substantially from the consequences described in this section.

The statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Fulbright & Jaworski L.L.P. and are based on the accuracy of certain factual matters. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this section may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the Class A common units and the prices at which the Class A common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner.

For the reasons described below, Fulbright & Jaworski L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

(1) the treatment of a unitholder whose Class A common units are loaned to a short seller to cover a short sale of Class A common units (please read “—Tax Consequences of Class A Common Unit Ownership—Treatment of Short Sales” below);

(2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read “—Disposition of Class A Common Units—Allocations Between Transferors and Transferees” below);

(3) whether our method for depreciating Section 743 adjustments is sustainable (please read “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election” below); and

(4) whether assignees of Class A common units who fail to execute and deliver transfer applications will be treated as partners of Enbridge Partners for federal income tax purposes (please read “—Limited Partner Status” below).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that a publicly traded partnership will, as a general rule, be taxed as a corporation. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that more than 97% of our current gross income is qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Fulbright & Jaworski L.L.P. is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

With respect to our classification and the classification of our operating subsidiaries for federal income tax purposes, we will rely on the opinion of Fulbright & Jaworski L.L.P. that, based upon the Internal Revenue Code, the Treasury regulations promulgated thereunder, IRS rulings and court decisions, our operating subsidiaries (other than any corporate subsidiaries) will be classified as either disregarded entities or partnerships for federal income tax purposes so long as they do not elect to be treated as associations taxable as corporations and we will be classified as a partnership for federal income tax purposes so long as:

(a) we do not elect to be classified as an association taxable as a corporation;

(b) for each taxable year, 90% or more of our gross income has been or will be income that Fulbright & Jaworski L.L.P. has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code; and

(c) each hedging transaction treated as resulting in “qualifying income” by us has been or will be appropriately identified as a hedging transaction pursuant to applicable Treasury regulations, and is associated with oil, gas or products thereof that are held by us in activities that generate “qualifying income” within the meaning of Section 7704 of the Internal Revenue Code.

Although we expect to conduct our business so as to meet the Qualifying Income Exception, if we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to our partners in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the aggregate tax bases of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his Class A common units, or taxable capital gain, after the unitholder’s tax basis in his Class A common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction in the value of our Class A common units.

The discussion below assumes that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Holders of Class A common units who have become limited partners of Enbridge Partners will be treated as partners of Enbridge Partners for federal income tax purposes. Also:

(a) assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

(b) unitholders whose Class A common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Class A common units, will be treated as partners of Enbridge Partners for federal income tax purposes. Because there is no direct authority dealing with the status of assignees of Class A common units who are entitled to execute and deliver transfer applications and become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Fulbright & Jaworski L.L.P. is unable to opine that such persons are partners of Enbridge Partners for federal income tax purposes. Furthermore, a purchaser or other transferee of Class A common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of Class A common units unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those Class A common units.

A beneficial owner of Class A common units whose Class A common units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner of Enbridge Partners with respect to those Class A common units for federal income tax purposes. Please read “—Tax Consequences of Class A Common Unit Ownership—Treatment of Short Sales” below.

No portion of our income, gains, deductions or losses is reportable by a unitholder who is not a partner of Enbridge Partners for federal income tax purposes, and any cash distributions received by such a unitholder would therefore appear to be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to the consequences of holding Class A common units for federal income tax purposes.

The discussion below assumes that a holder of Class A common units is treated as one of our partners for federal income tax purposes.

Tax Consequences of Class A Common Unit Ownership

Flow-Through of Taxable Income. Each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. A distribution by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent the distribution does not exceed the unitholder’s tax basis in his Class A common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the Class A common units, taxable in accordance with the rules described under “—Disposition of Class A Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, which are known as “nonrecourse liabilities,” will be treated as a distribution of cash by us to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses” below.

A decrease in a unitholder’s percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities and result in a corresponding deemed distribution of cash. Such deemed distribution of cash may result in ordinary income to a unitholder, regardless of his tax basis in his Class A common units, if the deemed distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions. We estimate that a purchaser of Class A common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending December 31, 2013, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 10% or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the current quarterly distribution amount on all units or other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the Class A common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of Class A common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•

gross income from operations exceeds the amount required to make the current quarterly distribution amount on all units, yet we only distribute the current quarterly distribution amount on all units; or

•

we make a future offering of Class A common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Class A Common Units. A unitholder’s initial tax basis for his Class A common units will be the amount he paid for the Class A common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. As a limited partner, no unitholder will have a share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Class A Common Units—Recognition of Gain or Loss” below.

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his Class A common units and, in the case of an individual unitholder, estate, trust, or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a Class A common unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his Class A common units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his Class A common units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the Class A common units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s Class A common units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly-traded partnerships, or salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Class A common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, a unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Class A common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to our general partner, gross income will be allocated to our general partner to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to our general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to our general partner. Our partnership agreement provides for special allocations of gross income to holders of our Class A common units. Please read “—Special Allocation of Gross Income” below.

Treasury regulations require that specified items of our income, gain, loss and deduction be allocated to account for the difference between the tax basis and the fair market value of our assets at the time of an offering, referred to in this discussion as “Adjusted Property.” The effect of these allocations to a unitholder purchasing Class A common units in our offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of the offering. In the event that hereafter we issue additional units at a time when the fair market value of our assets exceeds their tax basis, those regulations will require that depreciation with respect to these assets be allocated disproportionately to the purchasers of those units and away from our general partner and unitholders who acquire their units prior to such offering. This could result in a reduction in the net amount of deductions allocable to prior purchasers of units, including the purchasers of the units issued in this offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Adjusted Property, and “tax” capital account, credited with the tax basis of Adjusted Property, referred to in this discussion as the “book-tax disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including his relative contributions to us, the interests of all the partners in profits and losses, the interest of all the partners in cash flow and other nonliquidating distributions and rights of all the partners to distributions of capital upon liquidation.

Fulbright & Jaworski L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election,” “—Uniformity of Class A Common Units” and “—Disposition of Class A Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Special Allocation of Gross Income. As provided in our partnership agreement, the holders of our Class A common units are generally allocated amounts of gross income that would otherwise be allocated to the holders of our Class B common units. With respect to taxable years 2006, 2007, 2008, 2009 and 2010, the amounts of these special allocations were $19 million, $0 million, $21 million, $21 million and $23 million respectively. The special allocation to be made for the taxable year 2011 will be $23 million. Beginning with the taxable year 2012 and for each taxable year thereafter, the special allocation will be $25 million. Notwithstanding the above, the special allocation will not be made (or will be reduced) in any taxable year to the extent that a purchaser of Class A common units in Enbridge Partners’ initial public offering would be allocated taxable income with respect to such taxable year that would exceed 65% of the amount of cash distributed to such a unitholder with respect to that taxable year, which occurred in the 2007 taxable year and resulted in the special allocation being $0. There can be no assurance that the ratio of taxable income to cash distributed with respect to any taxable year will not exceed 65%. Based on the current level of distributions, we anticipate that the special allocation will be made in its entirety for the taxable year 2011. To the extent that the special allocation is not made in any year, it cannot be carried forward.

Treatment of Short Sales. A unitholder whose Class A common units are loaned to a “short seller” to cover a short sale of Class A common units may be considered as having disposed of those Class A common units. If so, he would no longer be treated as our partner for federal income tax purposes with respect to those Class A common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those Class A common units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those Class A common units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Fulbright & Jaworski L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder where Class A common units are loaned to a short seller to cover a short sale of Class A common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their Class A common units. Please also read “—Disposition of Class A Common Units—Recognition of Gain or Loss” below.

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. Prospective unitholders are urged to consult their tax advisors as to the impact of an investment in Class A common units on their liability for the alternative minimum tax.

Tax Rates. Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, further, are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, is scheduled to impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of Class A common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other cases). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a Class A common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases Class A common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized book-tax disparity. Under Treasury regulations Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of Class A common units even if that position is not consistent with these and any other Treasury regulations. Please read “—Tax Treatment of Operations” and “—Uniformity of Class A Common Units” below.

Although Fulbright & Jaworski L.L.P. is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life then being applied to the unamortized book-tax disparity of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the Treasury regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury regulations Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring Class A common units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Tax Treatment of Operations” and “—Uniformity of Class A Common Units” below.

Since a unitholder’s tax basis for his Class A common units is reduced by his share of our deductions (whether or not such deductions were claimed on his income tax return), any position we take that understates deductions will overstate the unitholder’s basis in his Class A common units, which may cause the unitholder to understate gain or overstate loss on any sale of such Class A common units. Please read “—Disposition of Class A Common Units— Recognition of Gain or Loss.” If the IRS were to challenge the position we take with respect to depreciating or amortizing the Section 743(b) adjustment and such challenge were sustained, a unitholder’s gain from the sale of Class A common units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his Class A common units is higher than the Class A common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his Class A common units is lower than those Class A common units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the Class A common units may be affected either favorably or unfavorably by the election. A tax basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a tax basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. The determinations we make may be successfully challenged by the IRS and the deductions resulting from them may be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a purchaser of Class A common units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his Class A common units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Class A Common Units—Allocations Between Transferors and Transferees” below.

Tax Basis, Depreciation and Amortization. The tax basis of our assets, as adjusted with respect to each purchaser on account of our Section 754 election, is used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. Please read “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election” above. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering of our Class A common units will be borne by our general partner, its affiliates and our other unitholders as of that time. Please read “—Tax Consequences of Class A Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” above.

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Class A Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” above and “—Disposition of Class A Common Units—Recognition of Gain or Loss” below.

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of Class A common units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates of value and basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Class A Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of Class A common units equal to the difference between the amount realized and the unitholder’s tax basis for the Class A common units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of Class A common units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a Class A common unit that decreased a unitholder’s tax basis in that Class A common unit will, in effect, become taxable income if the Class A common unit is sold at a price greater than the unitholder’s tax basis in that Class A common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in Class A common units, on the sale or exchange of a Class A common unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of Class A common units held more than 12 months will generally be taxed at capital gains rates. However, a portion of this gain or loss, which may be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a Class A common unit and may be recognized even if there is a net taxable loss realized on the sale of a Class A common unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of Class A common units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify Class A common units transferred with an ascertainable holding period to elect to use the actual holding period of the Class A common units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis Class A common units to sell as would be the case with corporate stock, but, according to the Treasury regulations, may designate specific Class A common units sold for purposes of determining the holding period of Class A common units transferred. A unitholder electing to use the actual holding period of Class A common units transferred must consistently use that identification method for all subsequent sales or exchanges of Class A common units. A unitholder considering the purchase of additional Class A common units or a sale of Class A common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury regulations.

The Internal Revenue Code treats a taxpayer as having sold a partnership interest, such as our Class A common units, in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enters into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of Class A common units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the date in the month in which that gain or loss is recognized. As a result, a unitholder transferring Class A common units may be allocated income, gain, loss and deduction realized after the date he disposes of the Class A common units.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury regulations. The Treasury Department has issued proposed Treasury regulations that would permit publicly traded partnerships to adopt certain simplifying conventions similar to the ones adopted by us. These proposed Treasury regulations, however, are applicable to publicly traded partnerships formed after the date these proposed Treasury Regulations are adopted in final form, and thus, would not apply to us. Accordingly, Fulbright & Jaworski L.L.P. is unable to opine on the validity of our method of allocating income and deductions between transferors and transferees. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

A unitholder who owns Class A common units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Transfer Notification Requirements. A purchaser of Class A common units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. A unitholder who sells any of his Class A common units, other than through a broker, is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). Upon receiving such notifications, we are required to notify the IRS of any such transfers and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of Class A common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual unitholder who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there are sales or exchanges, which in the aggregate, constitute 50% or more of the total interests in our capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is met, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by the common unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Class A Common Units

Because we cannot match transferors and transferees of Class A common units, we must maintain uniformity of the economic and tax characteristics of the Class A common units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury regulations Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of our Class A common units. Please read “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election” above.

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Adjusted Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life then being applied to the property’s unamortized book-tax disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable. This treatment is consistent with the Treasury regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulations Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read “—Tax Consequences of Class A Common Unit Ownership—Section 754 Election” above.

To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring Class A common units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable method and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any Class A common units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of Class A common units might be affected, and the gain from the sale of Class A common units might be increased without the benefit of additional deductions. Please read “—Disposition of Class A Common Units—Recognition of Gain or Loss” above.

Tax-Exempt Organizations and Foreign Persons

Ownership of Class A common units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own Class A common units will be considered to be engaged in business in the United States because of the ownership of Class A common units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold, at the highest applicable effective tax rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for the taxes withheld. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns Class A common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which are effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of holder of Class A common units is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a Class A common unit will be subject to federal income tax on gain realized from the sale or disposition of that Class A common unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of our U.S. activities, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder generally will be subject to federal income tax upon the sale or disposition of a Class A common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their common units.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Any challenge by the IRS could negatively affect the value of the Class A common units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction is determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names Enbridge Energy Company, Inc. as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is:

(1)	a person that is not a U.S. person,

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

(c)	the amount and description of Class A common units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A common units they acquire, hold or transfer for their own account. The nominee is required to supply the beneficial owner of the Class A common units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds:

•	for individuals, the greater of 10% of the tax required to be shown on the return for the taxable year and $5,000; or

•	for most corporations, the lesser of 10% of the tax required to be shown of the return (or $10,000, if greater) and $10 million.

For persons other than “tax shelters” (as defined under the penalty rules), the amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority,” or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

We believe we are not a “tax shelter” under these rules. If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations).

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly our unitholders and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly a unitholder’s tax return) would be audited by the IRS. Please read “—Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, depending on the circumstances, our unitholders could be subject to one or more of the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described in “—Administrative Matters—Accuracy-Related Penalties” above;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, interest on any resulting tax liability will not be deductible; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local and Other Tax Considerations

In addition to federal income taxes, a unitholders will likely be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business or own property in 22 states, most of which impose income taxes. We may also own property or conduct business in other jurisdictions in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. A unitholder may not be required to file a return and pay taxes in some jurisdictions because his income from that jurisdiction falls below the filing and payment requirement. Unitholders will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and unitholders may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Class A Common Unit Ownership—Entity-Level Collections” above. Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

We urge each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend on, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all federal, state, local and foreign tax returns that may be required of him. Fulbright & Jaworski L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

LEGAL MATTERS

The validity of the Class A common units may be passed upon for us by Fulbright & Jaworski L.L.P.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Enbridge Energy Partners, L.P. incorporated in this prospectus by reference to the Annual Report on Form 10-K of Enbridge Energy Partners, L.P. for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (other than underwriting discounts and commissions) to be incurred by Enbridge Partners in connection with the Class A common units being registered under this registration statement. Enbridge Partners has agreed to bear the expenses of the registration of the Class A common units.

SEC registration fee	$58,050
Accounting fees and expenses	25,000
Legal fees and expenses	50,000
Printing expenses	10,000
Miscellaneous fees and expenses	7,000

Total	$150,050

Item 15.	Indemnification of Directors and Officers

Enbridge Partners

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited partnership agreement, a Delaware limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. The partnership agreement of Enbridge Partners provides that Enbridge Partners will indemnify (to the fullest extent permitted by applicable law) certain persons (each, an “Indemnitee”) from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including, without imitation, legal fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any claim, demand, action, suit or proceeding to which the Indemnitee is or was an actual or threatened party and which relates to the partnership agreement of Enbridge Partners or the property, business, affairs or management of Enbridge Partners. This indemnity is available only if the Indemnitee acted in good faith, in a manner in which such Indemnitee believed to be in, or not opposed to, the best interests of Enbridge Partners and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Indemnitees include the general partner, any Departing Partner (as defined in the partnership agreement of Enbridge Partners), any affiliate of the general partner or any Departing Partner, any person who is or was a director, officer, employee or agent of the general partner or any Departing Partner or any affiliate of either, or any person who is or was serving at the request of the general partner, any Departing Partner, or any such affiliate as a director, officer, partner, trustee, employee or agent of another person. Expenses subject to indemnity will be paid by the applicable partnership to the Indemnitee in advance, subject to receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it is ultimately determined by a court of competent jurisdiction that the Indemnitee is not entitled to indemnification. Enbridge Partners will, to the extent commercially reasonable, purchase and maintain insurance on behalf of the Indemnitees, whether or not Enbridge Partners would have the power to indemnify such Indemnitees against liability under the applicable partnership agreement.

Enbridge Management

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever. Enbridge Management’s limited liability company agreement provides that Enbridge Management will indemnify the members of the board and the officers of Enbridge Management from liabilities arising in the course of such persons’ service to Enbridge Management, provided that the indemnitee acted in good faith and in a manner which such indemnitee believed to be in or not opposed to the best interests of Enbridge Management and, with respect to any criminal proceeding, had no reasonable cause to believe such indemnitee’s conduct was unlawful. Such liabilities include all losses, claims, damages, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interests, settlements and other amounts, provided that with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe its conduct was unlawful. Enbridge Management expects to be included within the same coverage available to Enbridge Energy Company for directors’ and officers’ liability insurance for potential liability under such indemnification. The holders of shares will not be personally liable for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.	Exhibits

Reference is made to the Index to Exhibits following the signature page, which Index is hereby incorporated into this item.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided , however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on May 16, 2011.

ENBRIDGE ENERGY PARTNERS, L.P.

By:	ENBRIDGE ENERGY MANAGEMENT, L.L.C., as delegate of Enbridge Energy Company, Inc., its general partner

By:	/s/ MARK A. MAKI
Mark A. Maki President and Director (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Mark A. Maki and Chris Kaitson, and each of them, any of whom may act without the joinder of the other, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his or her substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title (of Enbridge Energy Management, L.L.C.)	Date

/S/ MARK A. MAKI Mark A. Maki	President and Director (Principal Executive Officer)	May 16, 2011

/S/ STEPHEN J. NEYLAND Stephen J. Neyland	Vice President, Finance (Principal Financial Officer)	May 16, 2011

/S/ WILLIAM M. RAMOS William M. Ramos	Controller (Principal Accounting Officer)	May 16, 2011

/S/ JEFFREY A. CONNELLY Jeffrey A. Connelly	Director	May 16, 2011

/S/ J. HERBERT ENGLAND J. Herbert England	Director	May 16, 2011

/S/ MARTHA O. HESSE Martha O. Hess	Director	May 16, 2011

/S/ TERRANCE L. MCGILL Terrance L. McGill	Senior Vice President and Director	May 16, 2011

/S/ AL MONACO Al Monaco	Executive Vice President – Gas Pipelines, Green Energy & International and Director	May 16, 2011

/S/ DAN A. WESTBROOK Dan A. Westbrook	Director	May 16, 2011

/S/ STEPHEN J. WUORI Stephen J. Wuori	Executive Vice President - Liquids Pipelines and Director	May 16, 2011

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Certificate of Limited Partnership of Enbridge Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 to Enbridge Energy Partners, L.P.’s Registration Statement on Form S-1 (File No. 33-43425))

4.2	Certificate of Amendment to Certificate of Limited Partnership of Enbridge Energy Partners, L.P. (incorporated by reference to Exhibit 3.2 to Enbridge Energy Partners, L.P.’s Form 10-K/A filed on October 9, 2001 (File No. 1-10934))

4.3	Form of certificate representing Class A common units (incorporated herein by reference to Exhibit 4.1 to Enbridge Energy Partners, L.P.’s Form 10-K/A filed on October 9, 2001 (File No. 1-10934))

4.4	Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated August 15, 2006 (incorporated by reference to Exhibit 3.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on August 16, 2006) (File No. 1-10934))

4.5	Amendment No. 1 to Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated December 28, 2007 (incorporated by reference to Exhibit 3.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on January 3, 2008) (File No. 1-10934))

4.6	Amendment No. 2 to Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated August 6, 2008 (incorporated by reference to Exhibit 3.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on August 7, 2008) (File No. 1-10934))

4.7	Amendment No. 3 to Fourth Amended and Restated Agreement of Limited Partnership of Enbridge Energy Partners, L.P., dated April 21, 2011 (incorporated by reference to Exhibit 3.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 25, 2011) (File No. 1-10934))

4.78	Indenture dated May 27, 2003, between Enbridge Energy Partners, L.P., as Issuer, and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.5 to Enbridge Energy Partners, L.P.’s Registration Statement on Form S-4 filed on June 30, 2003 (File No. 333-106662))

4.9	First Supplemental Indenture dated May 27, 2003, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.6 of Enbridge Energy Partners, L.P.’s Registration Statement on Form S-4 filed on June 30, 2003 (File No. 333-106662))

4.10	Second Supplemental Indenture dated May 27, 2003, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.7 of Enbridge Energy Partners, L.P.’s Registration Statement on Form S-4 filed on June 30, 2003 (File No. 333-106662))

4.11	Third Supplemental Indenture dated January 9, 2004, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 99.3 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on January 9, 2004 (File No. 1-10934))

Exhibit Number	Description
4.12	Fourth Supplemental Indenture dated December 3, 2004, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 3, 2004 (File No. 1-10934))

4.13	Fifth Supplemental Indenture dated December 3, 2004, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 3, 2004 (File No. 1-10934))

4.14	Sixth Supplemental Indenture dated December 21, 2006, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 21, 2006 (File No. 1-10934))

4.15	Seventh Supplemental Indenture dated April 3, 2008, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 7, 2008 (File No. 1-10934))

4.16	Eighth Supplemental Indenture dated April 3, 2008, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.3 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on April 7, 2008 (File No. 1-10934))

4.17	Ninth Supplemental Indenture dated December 22, 2008, between Enbridge Energy Partners, L.P. and US Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on December 22, 2008 (File No. 1-10934))

4.18	Tenth Supplemental Indenture dated March 2, 2010, between Enbridge Energy Partners, L.P. and US Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on March 2, 2010 (File No. 1-10934))

4.19	Eleventh Supplemental Indenture dated September 13, 2010, between Enbridge Energy Partners, L.P. and US Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 13, 2010 (File No. 1-10934))

4.20	Indenture for Subordinated Debt Securities dated September 27, 2007, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (incorporated by reference to Exhibit 4.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 28, 2007 (File No. 1-10934))

4.21	First Supplemental Indenture to the Indenture dated September 27, 2007, between Enbridge Energy Partners, L.P. and U.S. Bank National Association, successor to SunTrust Bank, as trustee (including form of Note) (incorporated by reference to Exhibit 4.2 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K filed on September 28, 2007 (File No. 1-10934))

5.1**	Opinion of Fulbright & Jaworski L.L.P.

Exhibit Number	Description

8.1**	Opinion of Fulbright & Jaworski L.L.P. regarding tax matters

23.1**	Consent of PricewaterhouseCoopers LLP

23.2**	Consent of Fulbright & Jaworski L.L.P. (included in Exhibits 5.1 and 8.1)

24.1**	Powers of Attorney (included on the signature pages of this Registration Statement)

25.1	Form T-1 Statement of Eligibility of Trustee (incorporated by reference to Exhibit 25.1 of Enbridge Energy Partners, L.P.’s Form S-4 filed on June 30, 2003 (File No. 333-106662))

25.2	Form T-1 Statement of Eligibility of Trustee (incorporated by reference to Exhibit 25.1 of Enbridge Energy Partners, L.P.’s Current Report on Form 8-K dated September 24, 2008 (File No. 1-10934))

**	Filed herewith.